RESCISSION AGREEMENT

      THIS RESCISSION AGREEMENT ("Agreement") made on this 11th day of December, 2006 (and effective as of July 31, 2006) by and between PETALS DECORATIVE ACCENTS LLC, a Delaware limited liability company, and MOUNTAIN WEST PARTNERS LLC, a Delaware limited liability company.

      The following terms shall have the specified definitions, unless the context otherwise requires:

      "Common Stock" shall mean the common stock of Petals Decorative Accents, Inc. (formerly Immunotechnology Corporation, the "Issuer"), $0.00001 par value per share.

                                    RECITALS

A. WHEREAS, on July 31, 2006, the parties entered into an Assignment Agreement, pursuant to which Mountain West Partners LLC was to receive 5,700,000 shares of Common Stock (1,900,000 shares post-split) in exchange for services to be provided to Petals Decorative Accents LLC (the "Assignment"); and

B. WHEREAS, The Assignment was never performed and the shares of Common Stock were never transferred to Mountain West Partners LLC.

      NOW, THEREFORE, the parties hereto agree as follows: The Assignment is hereby rescinded and rendered null and void as of the date of the Assignment, with no further obligation on the part of either party pursuant to the Assignment..

      GOVERNING LAW; MISCELLANEOUS

            (a) Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Connecticut law without regard to the conflict of law principles thereof.

            (b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties.

            (c) Further Assurances. Each party shall do and perform or cause to be done and perform, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                  MOUNTAIN WEST PARTNERS LLC


                                                  By: Henry Sargent
                                                      -------------------------
                                                  Name:
                                                  Title: Manager


                                                  PETALS DECORATIVE ACCENTS LLC


                                                  By: Stephen Hicks
                                                      -------------------------
                                                  Name:
                                                  Title: Manager